2
                                                     Exhibit 10.1

 Summary of Intel Corporation Non-Employee Director Compensation

Cash Compensation

Annual Retainer:                                       $75,000

Annual Committee Fees:
     Lead Independent Director                         $30,000
     Audit Committee Chair                             $20,000
     Audit Committee members (other than
     Committee Chair)                                  $10,000
     Compensation Committee Chair                      $10,000
     Finance Committee Chair                           $10,000
     Corporate Governance and Nominating
     Committee Chair                                   $10,000
     Executive Committee Chair                         $10,000
     Sheltered Employee Retirement Plan Investment
     Policy Committee Chair                            $10,000

Retainer and Fees are paid quarterly in cash and can be deferred at the director's election under the Intel Corporation Deferral
Plan for Outside Directors.

Equity Compensation

Each year, non-employee directors may receive award(s) for a number of shares granted by the Board, but no more than 30,000 shares annually. Subject to limits in the 2004 Equity Incentive Plan terms, the Board has the discretion to determine the form and terms of awards to non-employee directors.

Other Information


Non-employee directors' compensation is paid based on a July to June annual period. Intel Corporation reimburses directors for their travel and related expenses in connection with attending Board meetings and Board-related activities and provides each director with a computer for his or her personal use. Directors' charitable contributions that meet the guidelines of the Company's employee charitable matching gift program are eligible for matching funds from the Company in an amount up to $10,000 per year.